Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-297829

Northern Trust Corporation

Pricing Term Sheet

November 5, 2026

5.300% Senior Notes due 2031

5.700% Senior Notes due 2036

Terms Applicable to the 2031 Notes

Issuer	Northern Trust Corporation

Security	5.300% Senior Notes due 2031

Expected Ratings*	A2 (Stable) / A+ (Stable) / A+ (Stable) (Moody’s / S&P / Fitch)

Currency	USD

Principal Amount	$1,000,000,000

Maturity Date	November 10, 2031

Coupon	5.300%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Redemption	None

Benchmark Treasury	4.750% US Treasury due October 31, 2031

Spread to Benchmark Treasury	+70 bps

Benchmark Treasury Price / Yield	100-19 3/4 / 4.610%

Yield to Maturity	5.310%

Price to Public	99.957% of principal amount

Proceeds (Before Expenses) to Issuer	$996,070,000 (99.607%)

Interest Payment Dates	May 10 and November 10 of each year, commencing May 10, 2027

Trade Date	November 5, 2026

Settlement Date	November 10, 2026 (T+3)

Denominations	$2,000 x $1,000

CUSIP / ISIN	665859BA1 / US665859BA17

Terms Applicable to the 2036 Notes

Issuer	Northern Trust Corporation

Security	5.700% Senior Notes due 2036

Expected Ratings*	A2 (Stable) / A+ (Stable) / A+ (Stable) (Moody’s / S&P / Fitch)

Currency	USD

Principal Amount	$1,000,000,000

Maturity Date	November 10, 2036

Coupon	5.700%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Redemption	None

Benchmark Treasury	4.625% US Treasury due August 15, 2036

Spread to Benchmark Treasury	+90 bps

Benchmark Treasury Price / Yield	98-13 / 4.831%

Yield to Maturity	5.731%

Price to Public	99.767% of principal amount

Proceeds (Before Expenses) to Issuer	$993,170,000 (99.317%)

Interest Payment Dates	May 10 and November 10 of each year, commencing May 10, 2027

Trade Date	November 5, 2026

Settlement Date	November 10, 2026 (T+3)

Denominations	$2,000 x $1,000

CUSIP / ISIN	665859BB9 / US665859BB99

Joint Book-Running Managers	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Siebert Williams Shank & Co., LLC

Co-Managers	Academy Securities, Inc. Barclays Capital Inc. J.P. Morgan Securities LLC Loop Capital Markets LLC RBC Capital Markets, LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

*

Note: A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and the accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. LLC at 1-866-718-1649, or Siebert Williams Shank & Co., LLC at 1-800-924-1311.

NOTE THAT DOCUMENTS TRANSMITTED BY E-MAIL MAY BE ALTERED OR CHANGED DURING THE PROCESS OF TRANSMISSION AND NONE OF NORTHERN TRUST CORPORATION, BOFA SECURITIES, INC., CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS & CO. LLC, MORGAN STANLEY & CO. LLC, OR SIEBERT WILLIAMS SHANK & CO., LLC, OR ANY OF THEIR AFFILIATES, ACCEPT LIABILITY OR RESPONSIBILITY FOR ANY ALTERATION OR CHANGE. USE OF E-MAIL IS AT YOUR OWN RISK AND IT IS IMPORTANT FOR YOU TO PROTECT AGAINST VIRUSES.

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